CORPORATE PARTICIPANTS

Glenn Davies

Glatfelter — IR, Corporate Finance Group

George Glatfelter

Glatfelter — Chairman & CEO

John Jacunski

Glatfelter — SVP & CFO

Dante Parrini

Glatfelter — EVP & COO

CONFERENCE CALL PARTICIPANTS

Mark Wilde

Deutsche Bank — Analyst

Robert Carl

CSEM Inc. — Analyst

Stuart Benway

Standard & Poor’s — Analyst

PRESENTATION

Operator

Good morning. My name is Anleigh, and I will be your conference operator today. At this time I would like to welcome everyone to the fourth-quarter earnings release conference call. (Operator Instructions). Thank you. Mr. Glenn Davies, you may begin your conference.

Glenn Davies - Glatfelter — IR, Corporate Finance Group

Thank you. Good morning and welcome to Glatfelter’s fourth-quarter conference call. My name is Glenn Davies. I am with the Company’s Corporate Finance Group. Also here this morning is George Glatfelter, our Chairman and Chief Executive Officer; Dante Parrini, Executive Vice President and Chief Operating Officer, as well as John Jacunski, our Senior Vice President and CFO.

As we do each quarter, during this morning’s presentation, each of these individuals will provide prepared remarks, after which we will open the call for any questions you may have.

Before we begin our presentation, I want to remind you that when we use the term adjusted earnings, it is a non-GAAP financial measure as it excludes from our GAAP-based results certain items that we do not consider to be part of our core business operation. In our earnings release, a reconciliation of adjusted earnings to our GAAP-based results is provided together with a discussion of why we use adjusted earnings. In addition, any statements made today concerning our expectations about future trends or business performance may constitute forward-looking statements. Please refer to our 2007 annual report filed with the SEC for important factors that could cause our results to differ materially from any of these forward-looking statements.

Finally, during today’s presentation we will refer to a slide presentation that is available through our webcast provider. You may want to refer to these slides to assist in an understanding of our results this quarter.

Although, we understand there has been a slight technical problem with our webcast provider in viewing the slides, we suggest that you may want to log off and log back on to view the slides more accurately. If you’re unable to view the slides during the call, they also will be available on our IR site immediately following the call. We certainly apologize for any inconvenience this may have caused.

Thank you and I will now turn the call over to George.

George Glatfelter - Glatfelter — Chairman & CEO

Thank you, Glenn. Good morning, everyone, and welcome.

Earlier this morning we released our business results for the fourth quarter and full year of 2008. Although the adverse economic conditions in the second half of the year certainly had an impact on our business, I have got to say that 2008 was a very successful year for Glatfelter.

During the year we generated record net sales of $1.3 billion while successfully executing the key focus points for our business. For the fifth straight year, we increased adjusted earnings per share, resulting in a compounded annual growth rate of 33% over the period.

Also, the earnings accretion target of our Chillicothe acquisition was achieved. That is an important milestone for our Company, as well as for our shareholders.

For the fourth quarter of 2008, we reported net sales of $298 million and net income of $13.4 million or $0.29 per share. On an adjusted earnings basis, fourth-quarter earnings were $0.30 per share compared with $0.29 per share in the fourth quarter of 2007.

Considering the difficult economic environment facing most all companies that I know of, I believe that our results serve to validate the soundness of our business model. I think that we have adjusted well to the rapidly changing business environment by maximizing the benefits of a diverse product portfolio, taking advantage of the flexibility of our operating platforms, bringing new products to market swiftly and relying on the talents of a seasoned management team with a proven track record of delivering results.

Throughout the year we have remained focused on managing those factors within our control with good result. Our commitment to cost reduction, which has been embedded in the culture of the Company over the past several years, continued to have a material impact on financial results.

In addition, during the year we supported a forward view of our business by expanding our global footprint, investing in targeted areas of growth, and continuing to drive innovation by achieving record sales revenue of $690 million from our new product development efforts.

As we continue to operate in these uncertain economic times, we have taken steps that we believe will sustain the financial strength of our business and enhance our value proposition to customers. We continue to believe that the current economic situation, while certainly challenging, also offers unique opportunity to leverage our strengths and emerge from the downturn as a better company.

At this point I would like to turn the call over to John Jacunski to provide a more in-depth discussion of the fourth-quarter financial results. John?

John Jacunski - Glatfelter — SVP & CFO

Thank you, George. As George stated, for the fourth quarter of 2008, we reported adjusted earnings of $13.5 million or $0.30 per share compared to $13.2 million and $0.29 per share a year ago. As shown on slide five, the primary changes in earnings in comparison were higher operating income from Specialty Papers business unit increased earnings per share by $0.01, lower operating income from Composite Fibers decreased earnings per share by $0.04, lower net interest expense increased earnings per share by $0.01, and a favorable effective tax rate increased earnings per share by $0.04.

Looking at the performance of each of our business units this quarter compared to the same quarter of 2007, Specialty Papers operating income improved by $700,000 or 4% for the quarter. As shown on slide eight, higher selling prices benefited this business unit’s results, together with productivity improvements and cost reduction initiatives aggregating $12.7 million. However, these benefits were partially offset by higher raw material and energy costs, totaling $5.3 million and an unfavorable mix effect of $4.3 million.

This unit’s total shipping volumes were essentially unchanged in the quarterly comparison. We also had some production downtime due to slowing demand, as well as operational problems that each adversely impacted our results. Operating income for Composite Fibers business unit declined by $2.2 million in comparison to the fourth quarter of 2007.

As shown on slide 12, this was largely due to market-related downtime in the Metallized market segment, together with operational problems on one of this unit’s paper machines. The adverse impact of higher input costs primarily related to energy and fiber was offset by higher average selling prices and an improved mix. This unit’s results also continue to benefit from strong shipments in the Food and Beverage market segment.

During the quarter our effective tax rate was 12.5%. This rate was driven by the recognition of research and development credits for all of 2008 related to legislation passed in the fourth quarter and changes in the jurisdictions in which taxable income is generated.

Glatfelter had several defined benefit pension plans, which have been significantly overfunded and have contributed non-cash net pension income to our quarterly results. As a result of the decline in the global equity and debt markets during 2008, the value of our pension plans declined by approximately 29% or $178 million since the end of 2007. This, together with other factors, had a significant adverse impact on our year-end pension valuation. As a result, we recorded a charge directly to equity of $148 million after-tax.

Despite the asset declines in 2008, we do not expect to be required to make contributions to the plans during 2009.

Now a few comments on our outlook for the first quarter compared to the fourth quarter of 2008. For Specialty Papers we expect slightly lower shipping volumes and selling prices to be flat to slightly lower. While we will benefit somewhat from the impact of lower energy and pulp prices, we expect overall that our input costs will rise by approximately $4 million or $0.06 per share. This is due to the expiration of contracts related to coal and caustic that fixed our prices during 2008 in a rapidly escalating price environment.

In addition, we expect continuing benefits from our ongoing cost reduction initiatives during the first quarter.

In Composite Fibers we expect shipping volumes, selling prices and input costs to be largely in line with the fourth quarter of 2008.

We expect to recognize pension income for all of 2009 — I’m sorry, pension expense for all of 2009 of approximately $6 million compared to pension income in 2008 of $16 million. On a year-over-year basis, this is expected to adversely impact the comparisons by approximately $0.30 per share.

Finally, we expect our tax rate for 2009 to be approximately 30%.

Looking now at capital expenditures, for 2008 capital expenditures totaled $52.4 million compared to depreciation expense of $60.6 million. Given the current economic environment, we have deferred virtually all discretionary capital expenditures for 2009. As a result, we estimate capital expenditures in 2009 will approximate $35 million.

In this morning’s release, we announced that we would be delaying until 2010 the previously announced $38 million investment to upgrade one of Composite Fibers’ paper machines. When completed, the upgrade will provide additional capacity to serve the Food and Beverage market. Due to slowing demand for more economically sensitive products such as composite laminates and the flexibility of our operating platform, we believe that we can meet the growing needs of our customers for Food and Beverage and technical specialty products from existing capacity otherwise used for markets with slower demand.

Turning now to our balance sheet, as of year-end 2008, excluding the collateralized debt instruments related to prior timberland sales, our net debt was $210.4 million, which is $39 million lower than at the end of 2007.

Overall our balance sheet remains strong, and we have significant available liquidity. At the end of 2008, we had $181 million of borrowing capacity available under our revolving credit agreement, which does not mature until April of 2011.

Although we do not have immediate intentions to make additional use of this facility, we believe this agreement and the banks that are party to it provide us with ready access to the funds should we need it.

This concludes my comments on our financial results. Dante will now provide comments about our business unit performance.

Dante Parrini - Glatfelter — EVP & COO

Thank you, John, and good morning. Let’s start with Specialty Papers. As you heard earlier, we had a solid quarter with operating income increasing 4%. Net sales for Specialty Papers increased 2.4% as selling prices were higher across all market segments. Total volumes shipped by Specialty Papers were essentially unchanged in the comparison.

We had strong volume growth in Envelope of 8%, and Engineered Products grew at 4%. Carbonless was off 9%, which is in line with our expectations for attrition in this market segment. However, the mix between carbonless sheets and rolls was unfavorable in the comparison as smaller transaction-oriented customers experienced a considerable slowdown during the fourth quarter of 2008.

Book publishing papers were also off nearly 9%, although this does compare favorably with the broader North American printing and writing paper markets which were down nearly 20% in the fourth quarter. This quarter again demonstrated the flexibility in our operating platform, as well as the strength of our new product development efforts in Specialty Papers.

Despite slowing demand in the book market and the expected decline in carbonless, we were able to maintain our overall shipments by intensifying efforts toward market segments and customers with more near-term opportunities. With the current challenging economic environment, this aspect of our business should continue to serve us well.

Costs continue to be a concern for the Specialty Papers business unit. Although pricing for some commodities such as oil, pulp and corn have declined, other input costs such as caustic, coal and chemicals continue to put pressure on our results. As we said previously, price increases for certain inputs have been limited during 2008 due to previously negotiated supply agreements. For example, caustic prices increased about 128% during 2008, but we saw only a fraction of this increase. In 2009 supply contracts for caustic coal and certain other chemicals have been renewed at market prices; therefore, we expect to incur significantly higher year-over-year prices. While these price increases may be offset in part by lower prices on other inputs, we do not expect to be able to offset the full amount of these increases.

Let’s turn to North American mill operations. As John mentioned in his comments, during the last half of December, we experienced operational problems at our Spring Grove mill related to complications arising from a planned maintenance outage that interrupted pulp and paper production.

In addition, we took some limited market related downtime in the quarter due to the declines in carbonless and book publishing as we focused on matching production capacity with demand. Otherwise, the Spring Grove and Chillicothe mills ran well during the quarter.

Our initiatives in Chillicothe to improve asset utilization and productivity has significantly improved the financial results of this business unit. I would like to share some specific details about 2008 performance. Productivity measured in tons produced per day increased by 4%. Mill production yield increased by 4.7%. Inventory levels were down 14% for the year, and staffing levels were reduced by 11.5% and are down 16% since we acquired Chillicothe in 2006. We are very pleased that the Chillicothe team was able to deliver its accretion targets in such a challenging business environment. And at Spring Grove, continuous improvement initiatives generated over $9 million of financial benefit during 2008.

Looking into the first quarter of 2009, we expect continued weakness in carbonless and book consistent with fourth quarter. However, we expect to mitigate much of this impact by continuing to execute continuous improvement initiatives focused on further cost reductions and productivity improvements, further accelerating new product development activities, improving product performance and service, and leveraging opportunities within the Engineered Products and Envelope segments. The combination of productivity improvements we have achieved and the overall weak market conditions will necessitate the need to take limited market-related downtime during the first quarter, which is consistent with our efforts to match production levels with demand.

Now let’s turn to Composite Fibers. Net sales increased nearly 7% compared to the fourth quarter of 2007. This was due to the acquisition of Caerphilly in November 2007 and improved product pricing in most segments, offset somewhat by the unfavorable effect of foreign currency translation in the quarterly comparison. Overall volumes for this business unit increased nearly 10%.

Food and Beverage shipments were at an all-time high and increased 6% compared to a year ago, and technical specialties increased over 4%. In the more economically sensitive Composite Laminates product line, shipments were off over 20%, reflecting continuing weakness in the housing and related markets.

Finally, Metallized shipments were up 71%, reflecting the additional volume from the Caerphilly acquisition, although below our expectations. Slowing demand in this segment related to seasonality and the impact of the economic downturn, which resulted in unplanned downtime during the quarter and continues into 2009.

With the exception of the operating problems experienced on a paper machine at the Lydney UK mill and the market-related Metallized downtime, Composite Fibers’ facilities ran well during the quarter.

From an outlook perspective, the combination of contracting economies, fluctuating currencies and tight credit markets in the developing markets of Eastern Europe and Asia could slow the growth rate of this business unit in the near-term. We expect demand to be mix over the short-term. Food and Beverage demand for the first quarter of 2009 is expected to grow, although at a slower pace than 2008, and technical specialty should remain relatively stable.

Composite Laminates and Metallized are both experiencing weak demand that will most likely result in some level of market-related downtime, which will be needed to match production capacity with demand. Overall we expect first-quarter shipments to be in line with the fourth quarter of 2008.

This concludes my remarks. I will turn it back to you, George.

George Glatfelter - Glatfelter — Chairman & CEO

Okay. Thank you. Our fourth quarter’s results concluded a very strong year for Glatfelter based on a number of points discussed here today and in this morning’s release. To me this year’s performance can be attributed in large part to the successful execution of the business strategy of our Company, and I believe that the results show that our strategy is working.

However, as we move into 2009, the current global economic conditions present uncertainty and challenges for our business as well as the entire industry.

Now more than ever I believe it is imperative that we align the resources of our organization with clearly defined business priorities. We don’t intend to change our business strategy. It is working well, but we will heighten our tactical focus on improving cash flow and maintaining low levels of debt, thereby preserving the strength of our balance sheet. The fact is this industry like many others does not get any easier. That is why our efforts in cost reductions having been embedded in the culture of our business will be an important aspect of what we do in 2009. We are also committed to aggressively managing cash flows by minimizing discretionary spending, not only for capital projects but in every aspect of our business.

Over the years we have consistently demonstrated that strong execution is based on strong planning, and I believe we have developed solid plans to address these areas in 2009. We know how to develop new products and bring them to market quickly. This capability, when coupled with the flexibility of the business unit operating platforms, should be a real plus in dealing with market shifts and uncertainties. Our product lines are very diverse. We will exploit this diversity to deflect the impact of potential weaknesses in selected market segments.

In light of the economic environment, our primary objective is to preserve the strength of the Company during the downturn, while positioning ourselves to take timely advantage of opportunities for strategic and commercial growth as the economic conditions stabilize. I believe these opportunities will present themselves, and I expect Glatfelter to be prepared to pursue them.

That concludes our prepared remarks for today’s call. I would again like to thank you for your interest and open the line to address your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Mark Wilde, Deutsche Bank.

Mark Wilde - Deutsche Bank — Analyst

The first question, can you give us just a little bit more color on what some of those — the operating difficulties were? It sounded like some of it was tied to a maintenance shutout at Spring Grove. I usually think of those Spring Grove outages as taking place in the second quarter of the year.

Dante Parrini - Glatfelter — EVP & COO

Sure. I can give you some more details. We have a small outage that happens every year in December in Spring Grove that is related to the pulpmill, and they are usually a couple of days. And this year happened to be extremely cold weather, and as you know, when you take the back of the mill down during very colder temperatures, it increases the chances of startup difficulties, and that is what happened with one of our larger stock chests because of the freeze/thaw cycle caused some tiles to come loose. So we had to keep that down and repair it, which curtailed some pulp and paper production. And the one machine in the UK was experiencing some issues with a wire that we used on one specialty grade, and it just so happened that both of the wires that we had were giving us problems, and we had to work very closely with our technical group and our vendor to come up with a solution, and that is now behind us.

Mark Wilde - Deutsche Bank — Analyst

Okay. And then can you also just give us maybe a little color about why the Metallized volume would be weak right now? I tend to think of that as a lot of food and beverage, which I think would be relatively stable.

Dante Parrini - Glatfelter — EVP & COO

Sure. The softness that we are experiencing in our Metallized business is largely related to the wet glue beverage bottle labels, and the largest application is for beer bottles and also is applied to things like sparkling water and other drinks. And what happens is clearly as discretionary income is tight and the economy is weaker, I think there’s a tendency for people to avoid pubs and perhaps buy more beer and drink it at home. But we have also seen a downgrading of the quality of beer, and our label products typically are sold to the higher end brands, and the lower end brands use a different type of labeling material.

So the seasonality is typically experience in the winter colder months, combined with the economic challenges, has created slower than typical markets in that business.

Mark Wilde - Deutsche Bank — Analyst

Okay. And then just turning to kind of the overall market for the North American business, I wondered, Dante, you and George may both want to share some thoughts with us on how much of this is you think cyclical and how much is structural in terms of some of the volume declines hat we’re seeing? And then whether this is going to force you to look at your capacity base again over the next couple of years either to maybe rationalize some of your own capacity — or I wondered if you could potentially just buy a book of business from a distressed player to maybe keep yourself fully loaded?

George Glatfelter - Glatfelter — Chairman & CEO

I will start off with that, and probably Dante Parrini and I will tag team on that question. I think it is a good question. And I guess I will start off by saying that there’s so much uncertainty in the markets that we see today here in North America and globally that I cannot in good faith give you an answer as to whether we’re seeing structural change or just the results of the economy.

I can tell you that there has been no defined example of structural change at this point that I have seen. I think that when you look at how we approach these markets, we have talked a number of times during the call about the diversity of the product base. That is true across the span of the Company. It is also true through within the individual business units. So so we do have a lot of opportunity to manage the mix to adjust to the kind of change whether it is structural, economically driven that we’re seeing today, and that has been a big part of what we have done in 2008. And I think it will continue to be a big part of what we do going forward.

Now the only reason that that works is — well, there are actually a couple of reasons. The first is that our operating platforms in each business unit are very flexible. Dante mentioned this I think I referred to it as well.

So we have been able with relative ease to shift products from one operating platforms to another within both business units to take advantage of market swings or just to improve efficiencies, and that will be a big part of our approach going forward.

The other thing that I think is really important for this strategy to work is something that we talk about all of time, it is the new product development engine. And so to be able to manage the mix, to be able to deal with the uncertainties in whatever way they are projected in our markets, having a stable of new products in queue is really important, and I think probably even more important is to be able to convert that potential to a quick scaleup and actual market presence, which we have shown that we have the capability to do.

So those are things that I think are very important to understand when you look at Glatfelter in the context of the current economic environment. I guess the one other thing that I would offer in answer to this question to give you broader context is it is actually the financial strength of the business. That is characteristic of Glatfelter as you have known over the years. But in times like this, it becomes really important, particularly in competitive situations where Glatfelter’s financial strength is distinctive. Our customers don’t need problems right now in their supply chain. As the economic situation evolved through 2008 and as it is currently present, we’re finding that a lot of customers value the deep relationships they have with Glatfelter and value the financial stability because the last thing they need at this point as they approach this or they encounter this economic challenge is to have problems in their supply chain.

Now the last part of the question has to do with buying a book of business and repositioning the Company, and you referenced that specifically in North America. Sure. If that is the best alternative, that is something that we could consider provided it makes strong financial and strategic sense.

I have also given you I hope a perspective of the capabilities of the Company that can complement that particular strategy. Dante, is there anything I missed or anything that you care to add?

Dante Parrini - Glatfelter — EVP & COO

Well, just very quickly I agree with you, George, that it is uncertain as to how we answer the question. But regardless of the outcome, we believe we have the right business model to adapt to any market changes, and you cited a number of reasons why.

I would just also add that we have built a reputation as a customer-focused paper specialist, and we have a very experienced team of commercial and technical experts that have been able to transition needs into viable products very quickly. And I think our performance in the fourth quarter of ‘08 supports that since our core markets of book and carbonless are each down 9%, yet on a year-over-year basis, our volumes were flat, and that demonstrates our ability to leverage a number of the capabilities that you outlined.

Mark Wilde - Deutsche Bank — Analyst

Now, George, I’m going to say a word now they you’re not going to want to hear, but I want to get your thoughts on it, and that is Kindle.

George Glatfelter - Glatfelter — Chairman & CEO

Kindle? Well, someone told me a long time ago, a long time ago something that I thought was pretty instructive with respect to the e-book, and I think it also reflects on the Kindle. If all we ever had to read were electronic devices and somebody invented a book, it would be the greatest thing known to man. So I like that comment, which is why I wanted to share it with you.

The Kindle is the latest technology in electronic transmission of data, and I think it is going to have growing acceptance over a long period of time. I do not see it, frankly, as a disrupter in our market because I believe that most people buy the kind of premium books that we produce based on a usage pattern. I think most of them like to use a book in a number of ways that they could not use a Kindle. I think that most of them like to put the book on a shelf when they are finished and feel comfortable about a library. It is tough to do that with a Kindle. And my gut tells me that I don’t believe a lot of that is going to change soon. You know, I don’t think it is going to change in perhaps the next generation dramatically. But when and if I ever have grandkids, it might be a different story.

It is indicative of a substitute product in a mature market, so it is not surprising to us. And I think it speaks to the approach that we take to this market in all of our other markets. We manage them by lifecycle. We have talked about that before, and this is a mature market. We’re managing it in a way we think to maximize the value to the shareholders over the long-term. The Kindle is just one example, and I’m sure it is here to stay.

Mark Wilde - Deutsche Bank — Analyst

Okay. Just two questions to wrap up with John Jacunski. One, is it possible that you could take that CapEx number even a bit lower than the $35 million that you have laid out for us?

And then secondly, if you can just talk about how you are monitoring credit issues with your customers in the various businesses, that would be helpful as well.

John Jacunski - Glatfelter — SVP & CFO

Okay. I assume you’re referring to 2009?

Mark Wilde - Deutsche Bank — Analyst

Yes, exactly.

John Jacunski - Glatfelter — SVP & CFO

It could go a bit lower perhaps. As I said, we have eliminated virtually all discretionary capital projects that we had in ‘09. We do have a few in there that are very high return projects that still make sense for us to do in this environment. But that is only a few million dollars. So it might be slightly lower. It could be slightly lower if we eliminated those projects, but it is not a significant amount.

Mark Wilde - Deutsche Bank — Analyst

So you would say then probably for the Company as it is configured now like a number of $30 million or $32 million is probably maintenance CapEx?

John Jacunski - Glatfelter — SVP & CFO

Yes —

Mark Wilde - Deutsche Bank — Analyst

Is that fair?

John Jacunski - Glatfelter — SVP & CFO

Yes, it is fair. It can vary I think we said before $25 million to $30 million. Because different situations arise that require attention from a maintenance perspective, but in that $30 million range is the right number.

With respect to customer credit, we monitor this very closely on an ongoing basis. Obviously given what has transpired in the broader economy and issues with currencies, we certainly have a more significant interest, we stay close to our customers, and as of this point, we have not seen any significant issues. But it is certainly something we need to watch very closely as we go forward.

Mark Wilde - Deutsche Bank — Analyst

Have you guys gotten hit at all by any of the — I think we’ve had some bankruptcies in the printing and publishing arena?

Dante Parrini - Glatfelter — EVP & COO

No, we have not.

Operator

Robert Carl, CSEM Inc.

Robert Carl - CSEM Inc. -

Great year there and avidly looking forward to managing this difficult or seeing how you manage in the difficult environment in 2009. My specific question is on inventory. Can I get a little color on inventory levels at the end of the fourth quarter compared to third-quarter 2008?

George Glatfelter - Glatfelter — Chairman & CEO

This is George, and John is the guy that can answer that question I think the best, so I will turn it over to him.

John Jacunski - Glatfelter — SVP & CFO

I think inventories compared to — you said the third quarter?

Robert Carl - CSEM Inc. — Analyst

Yes.

John Jacunski - Glatfelter — SVP & CFO

Inventories generally rise a little bit toward the end of the year. Although we have not seen any dramatic increases, third quarters generally are our strongest quarter, so we will reduce our inventories to quite low levels in North America.

So in the fourth quarter, we did not build a substantial amount of inventory. It would be a slight build, and that would be all.

Robert Carl - CSEM Inc. — Analyst

Okay. Thanks.

Operator

(Operator Instructions). Stuart Benway, Standard & Poor’s.

Stuart Benway - Standard & Poor’s — Analyst

Can you tell me where you categorize the pension expense?

John Jacunski - Glatfelter — SVP & CFO

You’re talking about on the P&L? It is both in cost of sales and in SG&A, but the majority of it would be in cost of sales.

Stuart Benway - Standard & Poor’s — Analyst

Okay. And how do you expect that expense to break down on a quarterly basis this year?

John Jacunski - Glatfelter — SVP & CFO

We expect to have about $6 million in total of pension expense in 2009, and it will be straight line. So $1.5 million or so per quarter.

Stuart Benway - Standard & Poor’s — Analyst

Okay, thank you. And just a quick question. I did not quite understand on Metallized products. You say on slide 14, that shipments increased significantly due to the acquisition, but demand has slowed. And in the press release, you say that the sales were down I think of Metallized products. What am I missing there?

Dante Parrini - Glatfelter — EVP & COO

Sales of Metallized products were up year-over-year driven by the acquisition we made. So we had one month of revenue from that acquisition in the fourth quarter of ‘07. We had three months of revenue in 2008. However, it is below our expectations, and the 2008 volume has lower expectations, and it necessitated us tacking some downtime to match our production with the demand in the market.

Stuart Benway - Standard & Poor’s — Analyst

Okay. And also, it says on — well, no, that’s Specialty Papers. But Envelope’s volume was up 8% you said in the quarter, which seemed strong to me in what I thought was a fairly weak market. Is there specialized envelopes that you produced there, or what accounts for that?

George Glatfelter - Glatfelter — Chairman & CEO

Let me turn that to Dante.

Dante Parrini - Glatfelter — EVP & COO

We have been asked this question on previous calls. I would summarize the explanation as follows. That we have a certain service proposition that fits the needs of this market and in terms of product availability and rapid supply, especially in an environment were these customers are looking for ways to reduce their own working capital and need to respond much more quickly to unforeseen opportunities.

We have also been able to utilize the Chillicothe, Ohio mill, which enables us to expand our reach and provide the same level of unprecedented service in the market. And we’re finding that customers are very motivated in this environment to align themselves with suppliers that are the best fit during these times of uncertainty. So I believe it is a combination of all of those aspects that has allowed us to continue to do well in this segment.

Stuart Benway - Standard & Poor’s — Analyst

And the envelopes you provide are basic types of the envelopes, or is it more business oriented?

George Glatfelter - Glatfelter — Chairman & CEO

We do not provide finished envelopes. So we sell the stock, the paper, to a variety of converters that would fashion this paper into a variety of types of envelopes.

Stuart Benway - Standard & Poor’s — Analyst

Okay, thank you. One last one. You say that you have opportunities in, I guess, Specialty Papers, maybe that is what you were just referring to, but with customers — I mean, what can you do in this environment to improve yourself versus other, I guess, competitors?

George Glatfelter - Glatfelter — Chairman & CEO

I well tackle that one. This is George. The Envelope market is really a great example for the question you asked. Because when you look at the product that is produced, the products are not that distinctive — competitor A, competitor B, competitor C.

What makes it worked for Glatfelter is, first of all, we can manufacture that product very efficiently across two operating platforms. So I reflect back on the flexibility question that we talked about earlier.

And secondly, even though this is a product that sort of walks and talks and acts like a commodity, we approach those markets from a highly specialized perspective beginning with relationships with specific customers following through to service programs that are the best in the industry and really selectively targeting where we can bring those attributes best to bear within the markets geographically and from the size of customers, etc.

But the takeaway here is we are a paper specialist. That is what you I think have to understand at the core of Glatfelter. And even though the product in some cases, like Envelope, may not be distinctive competitively, the way we go to market is clearly distinctive. And I think some of the comments that I made and some of the comments that Dante made serve to describe that. It is very important, and it is distinctive with respect to how we go to market.

Operator

Mark Wilde, Deutsche Bank.

Mark Wilde - Deutsche Bank — Analyst

On the input costs, you mentioned that things like caustic are going to be up for you on a year-over-year basis. We know that those markets have remained relatively strong. But do you get any benefit if those markets were to roll over or to see some weakening as we go through the year, or are you locked at a price for all of ‘09 now?

Dante Parrini - Glatfelter — EVP & COO

It is Dante. For certain materials, the answer varies. So for caustic as an example, if prices roll, then we will see a benefit. There could be a slight lag, but we will see a benefit.

For other materials like coal, those contracts typically have a fixed price for any given year. If there is variability in the total cost, it has to do with transportation costs.

Mark Wilde - Deutsche Bank — Analyst

Okay. Would you say caustic is probably the area where you have the biggest opportunity?

Dante Parrini - Glatfelter — EVP & COO

I would hope so, yes.

Mark Wilde - Deutsche Bank — Analyst

Okay. All right. Any thoughts on wood costs as well?

Dante Parrini - Glatfelter — EVP & COO

I would say that we’re expecting them to be pretty flat year-over-year.

Mark Wilde - Deutsche Bank — Analyst

Okay. And then the other question I had, Dante, when we look at the volume in North America, it was actually up just kind of a smidge year on year, yet you were still taking downtime. How would you have us think about sort of what your real capacity is in the business?

Dante Parrini - Glatfelter — EVP & COO

Well, in North America, we shipped about 750,000 tons of volume, and as you observed accurately, all of the work that we have done on improving productivity has improved the aggregate of our complete capacity. So there is an opportunity for upside. You could call it perhaps 25,000 tons or so. It is very difficult to estimate because as you can appreciate mix will have a significant impact on total volume produced. But nonetheless, we have created a more efficient operating platform, and if and when markets turn, that should position us favorably to participate in that upswing.

Mark Wilde - Deutsche Bank — Analyst

Yes, as you think about it from your position, is the opportunity more volume or is it getting your — improving your mix?

George Glatfelter - Glatfelter — Chairman & CEO

Well, clearly we’re focused on improving margins and making as much profit as we can. And so mix plays a critical role there. A lot of this is speculative, which is very difficult to speak with any great level of confidence. But I will say that this market environment I believe will also create opportunities for those that are willing and able to move quickly and have the flexible assets and the capability to produce a variety of Specialty Papers very quickly.

As you can appreciate, there are a number of companies out in this space that are being severely disadvantaged because of the downturn and perhaps their financial situation, and customers are paying much more attention to how they align themselves with their suppliers, and we think we stack up well in that regard.

Mark Wilde - Deutsche Bank — Analyst

Okay. Sounds good. Well, listen, good luck in the first quarter.

Operator

(Operator Instructions). At this time there are no further questions. This does conclude today’s conference call. You may now disconnect.

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